EXHIBIT 99.2

Tuesday, June 3, 2025

Dear Shareholders,

We are pleased to report the results for our first quarter of fiscal 2026. The quarter was defined by accelerated product innovation, stronger customer relationships, and continued momentum across our platform. Our financial performance reflects demand for solutions that help brands manage and activate their digital presence at scale. While we remain mindful of broader macroeconomic uncertainty, we are confident in our strategy, disciplined in our execution, and encouraged by the expanding adoption of our platform.

Recent Highlights
•Q1 Results Exceed Expectations: Our results for the first quarter were ahead of our expectations, with year-over-year revenue growth and record Adjusted EBITDA generating significant progress towards our goal of becoming a Rule of 40 company.
•Scout Beta: Entered closed beta on April 2, generating strong initial interest with over 1,000 waitlist sign-ups across key verticals and the launch of approximately 10 development partners.
•Scout Expansion: Based on overwhelmingly positive early feedback, on June 2, we expanded the beta to include an additional 37 customers and expect to continue onboarding new participants throughout the second quarter and remainder of the year.
•Yext Social Momentum: Continued to gain strong traction with Yext Social and Hearsay products, and achieved our first Hearsay Social win to a Healthcare customer in early May.
•Customer Success: Expanded multi-product relationships across Financial Services, Healthcare, and Retail, among others.
•Capital Allocation: Secured $200 million non-dilutive debt from BlackRock.
•Share Buyback: Repurchased $27.7 million of stock—4.5 million shares—in Q1, with $54.2 million remaining under authorization as of April 30, 2025. Continued repurchase activity in May totaled 1.2 million shares.

Strong Start to the Fiscal Year
We delivered Q1 revenue of $109.5 million, up 14% year-over-year, and exceeded the high end of our guidance. Adjusted EBITDA came in at a record $24.7 million, representing a 23% margin. GAAP net income was $0.8 million or $0.01 per basic share, and non-GAAP EPS reached $0.13. These results reflect disciplined execution, improving operational efficiency, and strategic focus on our most impactful opportunities.

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ARR grew to $446.5 million, with Direct ARR at $371.9 million, a 19% increase year-over-year. Reseller ARR remained relatively flat in the quarter, as solid progress—including a notable boomerang competitive win—was offset by several customer bankruptcies. We remain confident about the long-term growth potential of the channel.

Our dollar-based net retention rate ("NRR") is calculated on the basis of ARR, and includes usage. Our NRR, which does not include contributions from Hearsay Systems or Places Scout for the purposes of consistency in the trailing twelve month calculations, increased sequentially to 95% across Total and Direct, and 96% for Reseller. Our dollar-based gross retention rate also increased sequentially to 87% across Total and Direct, and 88% for Reseller.

The Evolving Search Landscape
The way people discover information online is undergoing a profound transformation. Traditional search engines, once the dominant channel, are now just one piece of a much more complex ecosystem. Generative AI, chat-based assistants, voice search, and other emerging discovery platforms are reshaping how consumers engage with brands. These changes present enormous opportunities, but also real challenges.

These emerging AI discovery channels are a black box. Unlike traditional search engines, they offer no dashboard to manage brand presence, no insights into performance, and no established playbook for how to improve. To compete and win, brands need more than visibility. They need intelligence: a clear view of where they stand relative to competition, why they’re falling behind, and what actions will drive results. And just as critically, they need the tools to execute those actions at scale, across every location.

Scout: Transforming Search Intelligence
Search continues to fragment with new models, capabilities, and even modalities altering the way in which people search. With Anthropic’s Claude Sonnet 4.0, Google Gemini’s addition of “context”, and OpenAI’s wearable partnership hinting towards always on and available AI - consumers are seeing rapid development in not only where they can search but how they can search.

For a business, this means two things. First, fragmentation means that more sources of data (citations) about and from their business will be needed on the web, in third-party platforms (listings), in reviews, and in social media platforms. Each of these is critical to maximize the opportunity that fragmentation provides. Citations are the receipts of trust that each AI platform must provide.

Second, fragmentation doesn’t mean a decline in search, we see this as the acceleration to a much larger search market. When consumers can put on their Meta glasses and ask for details on a business they are standing in front of, talk to Grok in their car about ordering groceries, and ask questions of AI in any context through nascent wearables - Search expands.

For businesses to optimize for this expansion, they must understand (at the local, consumer level) every citation and competitive metric they can. To thrive in this rapidly shifting landscape, brands need their own AI super-intelligent agent.

Yext Scout was purpose-built for the new search era, where generative AI and the fragmented search ecosystem are changing how people find and interact with brands. Powered by advanced modeling and a continuously refreshed stream of over 2 billion trusted data points, Scout enables our customers to benchmark digital performance at the hyper-local level and take specific, data-backed steps to improve visibility, sentiment, and local market share. It delivers location-level visibility metrics and clear, prioritized recommendations across both traditional and AI-driven discovery platforms.

But Scout is more than a new product—it is the intelligence layer of our platform and a key driver of our growth strategy. It is already fueling upsell, strengthening customer retention, and expanding top-of-funnel engagement. Scout represents our boldest innovation yet and embodies our vision for AI-first, data-driven marketing intelligence.

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What Makes Scout Different
Scout delivers location-level visibility analysis across both traditional and AI search environments—capturing performance on Google, ChatGPT, Gemini, and Perplexity. It answers the critical questions that marketers are now asking:
•How do I rank across AI and traditional search systems?
•What are my competitors doing better than I am?
•What specific actions should I take next to improve performance?
Unlike legacy SEO platforms that generally only report on keyword rank or click-through rates, Scout synthesizes hundreds of visibility, reputation and content metrics, and uses advanced modeling to surface recommendations tailored to each individual business location.

Scout also offers a fully interactive, map-based experience for multi-location brands, enabling users to zoom in and drill down to the performance of a single store or zoom out to assess regional or national trends. We believe this combination of data density, strategic insight, and geographic granularity is unmatched in the market.

Early Customer Engagement and Momentum
Since unveiling Scout in March and launching the closed Beta at our Investor Day on April 2, we have received feedback that has been overwhelmingly positive, with many calling Scout a strategic differentiator for local SEO and brand performance. In the past three months, we've seen:
•Over 1,000 waitlist sign-ups for Scout access, including global brands across financial services, healthcare, retail, and hospitality.
•Hundreds of customer conversations initiated directly by Scout insights, many tied to renewal and expansion opportunities.
•A noticeable rise in interest from boomerang prospects—former customers who see Scout-provided data as a validator and differentiator of core Yext products such as Listings, Reviews, Pages and Social.
Scout is already helping Account Executives walk into customer meetings armed with real-time, competitive visibility data. They can now highlight gaps, present competitive benchmarks, and prescribe actions—transforming the nature of the conversation from transactional to strategic and demonstrating the value being delivered by core product use cases.

And we are just getting started. Our public Scout demo at Yext.com/scout allows anyone to generate a Scout report on a specific business location, opening up top-of-funnel engagement and demand generation at a new scale.

Strategic Importance of Scout to Our Platform
In addition to early customer momentum, Scout is emerging as a key pillar of our broader platform strategy. More than just supporting individual deals, we believe it serves as a strategic driver of growth. By anchoring the intelligence layer of our platform, Scout can transform insights into action through seamless integration with our full platform suite. From one, unified platform, Yext customers can:
•Increase visibility: Push structured, AI-ready brand data to 200+ endpoints with Knowledge Graph and Listings and capture high-intent traffic with optimized local Pages;
•Shape perception: Strengthen a brand's reputation and search ranking with Reviews, expand reach with Social, and respond instantly to customer inquiries with Chat; and
•Convert interest into loyalty: Engage web visitors with intelligent on-site Search and build lasting relationships through compliant, personalized outreach with Relate.
In this way, Scout acts as both the diagnostic and the catalyst, driving adoption across the platform and amplifying the value of our interconnected products. It directly supports expansion, retention, and upsell efforts, particularly in highly competitive verticals.

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Scout also builds upon our strategic acquisitions—Places Scout for data insights, and Hearsay Systems for compliance-focused engagement—and unifies them into a platform experience that is clearly resonating with the market.

Platform Momentum and Product Expansion
Our thesis is simple: as AI agents and generative search become more common, structured data becomes the new storefront. Brands that lack control over their data—and lack tools to measure how they appear in these AI environments—will fall behind.

Yext has been investing in structured data, direct publisher integrations, and centralized content management for over a decade. Scout capitalizes on that infrastructure and accelerates our relevance in a market being reshaped by AI discovery. AI search is not just another channel, it is a fundamentally new paradigm. Yext Scout is our response, and we believe it will be a multi-year driver of organic growth.

While Scout has captured significant attention, we are also experiencing interest across our product portfolio. Yext Social, launched last September, continues to gain traction with both Direct and Reseller customers. It is a nimble, easy-to-use solution for a wide range of industries, and most importantly, it is a product that our customers have repeatedly asked us to provide.

We are also seeing healthy ARR trends from usage-based pricing models, a growing base of multi-product renewals, and a steady uptick in gross retention. We believe this reflects our customers’ increased reliance on Yext as a strategic partner for AI solutions to AI accelerated shifts in digital visibility—not just another vendor of point solutions.

In parallel, Hearsay Social remains a separate and purpose-built solution tailored for companies that have advanced compliance needs. Originally developed for financial services institutions, its capabilities are now extending into other highly regulated sectors. At the start of the second quarter, we achieved a notable milestone with Hearsay Social being licensed for the first time by a customer in the healthcare vertical.

While Yext Social and Hearsay Social remain separate products for now, we have unified our Yext and Hearsay sales teams and consolidated our go-to-market motion. This organizational alignment has strengthened our customer relationships and accelerated the adoption of the Yext Platform, and our Knowledge Graph, which enables both products.

Customer Success: Driving Expansion and Retention
Our ongoing commitment to customer success continues to position us well for sustainable growth. We are seeing strong performance across our core verticals as our competitive differentiation and ability to consistently deliver for our customers yield tangible results. Innovation in both product development and go-to-market strategy continues to broaden our opportunities with existing customers, notably in our core healthcare vertical. During the quarter, a nationwide provider of senior home healthcare services renewed their partnership, driven primarily by the effectiveness and increased engagement provided through our social media solutions. Additionally, one of the nation's largest healthcare service companies renewed their agreement due to the success of our innovative training and enablement program, highlighting our continuous investment in empowering our customers’ marketing and operational teams.

The Hearsay integration has substantially strengthened our position within the financial services sector. A key driver has been the breadth of our product portfolio, with customers increasingly recognizing the advantage of consolidating their solutions under a single provider, leading to significant multi-product renewals. For instance, a prominent Midwest-based financial institution renewed their commitment to four of our products, citing our comprehensive capabilities and superior customer experience as determining factors. In another case, a leading Canadian financial institution transitioned from a competitor to adopt our full suite of products, highlighting the strategic value of our integrated compliance solutions. Likewise, a leading global bank in the United Kingdom

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renewed multiple solutions, further validating our competitive edge and the versatility of our product suite in addressing diverse operational needs.

We continued to drive new logo wins in the quarter, including both new engagements and competitive takeaways. A major specialty retailer in the wholesale trade sector selected our solutions, emphasizing our innovative approach and superior value proposition, while a customer in the automotive supply sector transitioned from a competitor’s solution to our platform, highlighting our advanced capabilities and the strength of our market positioning.

Finally, we are making significant strides in customer retention and expansion across several of our other key verticals, demonstrating the stickiness and long-term value of our solutions. Our customers recognize and value the differentiated solutions we provide. Because of our ongoing innovation, strategic acquisitions, and customer-centric approach, we remain well positioned to deliver sustained customer success and continued business growth.

Strategic Capital Allocation and Financial Flexibility
In Q1, we repurchased $27.7 million of Yext stock, or 4.5 million shares, and $54.2 million remained available and authorized for future purchase as of April 30, 2025. These actions were made possible by cash flows from operations and a strong balance sheet, despite outflows for the Places Scout acquisition. Our capital allocation strategy reflects a long-term commitment to both innovation and shareholder return. We intend to continue to maintain a strong balance sheet and cash position while remaining open to buying back our stock at attractive prices. As evidence of this, we repurchased an additional 1.2 million shares throughout the month of May, bringing our year-to-date total to 5.7 million shares, and we remain steadfast in our commitment to minimizing shareholder dilution.

To further reinforce our financial strength and strategic flexibility, in mid-May, we secured $200 million in non-dilutive debt financing from BlackRock, the world’s largest asset manager. This partnership is a resounding vote of confidence in our long-term vision, business fundamentals, and product roadmap. It also provides us with strategic flexibility to invest in innovation, pursue M&A opportunities, and support shareholder value creation initiatives. We remain dedicated to acquiring assets that advance our product roadmap while upholding strict financial discipline. Our strategy involves pursuing opportunities that align with our existing plans and delivering in-demand capabilities for our customers.

Conclusion
Q1 FY26 sets a strong tone for the year ahead: our financial performance is solid, our product innovation is landing with customers, and our platform is differentiated in ways that are becoming increasingly apparent and valued in the market. Rapid acceleration of the fragmentation of consumer search experiences creates an optimal environment for us to have value based discussions with our customers around Yext's core products and new product innovation. We remain optimistic about our ability to deliver growth and value in fiscal 2026.

The integration of Scout AI competitive intelligence with our core product suite presents three critical opportunities. First, a high value expansion opportunity across our core customer base. Second, Scout demonstrates the value of all of our products, countering commoditization pressures we have seen in the core business. And finally Scout redefines how we engage with customers: expanding conversations from tactical execution to brand-level strategic dialogues. We have confidence that Scout can become not only a signature innovation for Yext, but also an engine of durable value creation for our customers.

While macroeconomic conditions remain uncertain, we are managing our business with operational discipline, increased innovation and strong GTM execution. We believe that we are building a durable, high-margin, growth-oriented business that is leading toward the AI-driven future. Our team continues to execute with a pace and enthusiasm of which we are very proud. Innovation is up, inefficiency is down, and we have incredible momentum in the business. I am very grateful for the focus, dedication and passion of our entire global team.

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Thank you for your continued trust and support.

Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.2
First Quarter Fiscal 2026 Results
Revenue of $109.5 million, compared to $96.0 million reported in the first quarter fiscal 2025, a 14% increase on an as-reported and constant currency basis. Included in the three months ended April 30, 2025 were the results of Hearsay and Places Scout, which are not included in the comparative period of three months ended April 30, 2024.
Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $82.4 million, an increase of 11%, compared to $74.4 million reported in the first quarter fiscal 2025. Gross margin of 75.2%, compared to 77.6% in the first quarter fiscal 2025.
•Non-GAAP Gross profit was $86.0 million, an increase of 14%, compared to $75.1 million in the first quarter fiscal 2025. Non-GAAP Gross margin of 78.6%, compared to 78.3% in the first quarter fiscal 2025.
Net Income (Loss) and Non-GAAP Net Income:
•Net income of $0.8 million, compared to a net loss of $3.8 million in the first quarter fiscal 2025.
•Non-GAAP net income of $16.5 million, compared to $6.4 million in the first quarter fiscal 2025.
Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $81.3 million, or 74% of revenue, compared to $79.9 million, or 83% of revenue reported in the first quarter fiscal 2025. Sales and marketing costs were 33% of revenue compared to 45% of revenue reported in the first quarter fiscal 2025.
•Non-GAAP Operating expenses were $64.1 million, or 59% of revenue, compared to $68.5 million, or 71% of revenue reported in the first quarter fiscal 2025. Sales and marketing costs were 29% of revenue compared to 42% of revenue reported in the first quarter fiscal 2025.
Net Income (Loss) Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net income per share attributable to common stockholders, basic and diluted, was $0.01 based on 125.7 million weighted average basic shares outstanding and 131.3 million weighted average diluted shares outstanding. This compares to net loss per share, basic and diluted, of $0.03 based on 125.4 million weighted average basic and diluted shares outstanding in the first quarter fiscal 2025.
•Non-GAAP EPS attributable to common stockholders, basic was $0.13 based on 125.7 million weighted average basic shares outstanding. Non-GAAP EPS attributable to common stockholders, diluted was $0.12 based on 133.4 million weighted average diluted shares outstanding. This compares to Non-GAAP EPS, basic and diluted shares outstanding of $0.05 based on 125.4 million weighted average basic shares outstanding and 126.5 million weighted average diluted shares outstanding, respectively, in the first quarter fiscal 2025.
Adjusted EBITDA of $24.7 million, compared to $9.6 million in the first quarter fiscal 2025.
Annual Recurring Revenue ("ARR") including usage was $446.5 million as of April 30, 2025, an increase of 15% year-over-year, compared to $387.3 million as of April 30, 2024. ARR is inclusive of Hearsay' results and as of April 30, 2025, ARR included an approximate $4.5 million positive impact from foreign currency exchange rates, on a constant currency basis.
•Direct customers represented 83% of total ARR, totaling $371.9 million, a 19% year-over-year increase on an as-reported basis and an 18% increase on a constant currency basis.
•Third-party Reseller customers, represented 17% of total ARR, totaling $74.6 million, a 1% decrease on an as-reported basis and a 2% decrease on a constant currency basis.
Dollar-Based Net Retention Rate ("NRR") including usage for Total customers was 95%. NRR for our Direct customers was 95% and NRR for our Third-party Reseller customers was 96%.

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Remaining Performance Obligations ("RPO") were $469.2 million as of April 30, 2025. RPO expected to be recognized over the next 24 months of $428.6 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash, cash equivalents and restricted cash were $132.0 million as of April 30, 2025, compared to $246.1 million as of April 30, 2024. The decline was largely due to our acquisitions of Hearsay and Places Scout as well as share repurchases.
Unearned revenue was $210.7 million as of April 30, 2025, compared to $185.2 million as of April 30, 2024.
Share Repurchase Program: Year to date repurchases totaled $27.7 million and as of April 30, 2025, approximately $54.2 million remained available for future purchases.
Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this letter.
Financial Outlook
We are introducing the following guidance for our second fiscal quarter ending July 31, 2025 and fiscal year ending January 31, 2026.

Second Quarter Fiscal 2026 Outlook:
•Revenue is projected to be in the range of $111.0 million to $111.5 million;
•Adjusted EBITDA is projected to be in the range of $24.5 million to $25.0 million; and
•Non-GAAP net income per share is projected to be in the range of $0.12 to $0.13, which includes an assumed Non-GAAP tax rate of 23.5% and assumes 124.4 million weighted-average basic shares outstanding.

Full Year Fiscal 2026 Outlook:
•Adjusted EBITDA is projected to be in the range of $103.0 million to $105.0 million; and
•Non-GAAP net income per share is projected to be in the range of $0.52 to $0.54, which includes an assumed Non-GAAP tax rate of 23.5% and assumes 126.1 million weighted-average basic shares outstanding.

Conference Call Information
Yext will host a conference call today at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) to discuss its financial results with the investment community. A live webcast of the call will be available on the Yext Investor Relations website at https://investors.yext.com. To participate in the live call by phone, the dial-in is available domestically at (877) 883-0383 and internationally at (412) 902-6506, passcode 5676430.

A replay will be available domestically at (877) 344-7529 or internationally at (412) 317-0088, passcode 1595457, until midnight (ET) June 17, 2025.

Statement Regarding Forward-Looking Information
This letter and the related earnings release and conference call include forward-looking statements including, but not limited to, statements regarding our revenue, non-GAAP net income (loss), shares outstanding and Adjusted EBITDA for our second quarter and full year fiscal 2026 and general expectations beyond that fiscal year; statements regarding the expected effects of our acquisitions and integrations of each of Hearsay Social, Inc. ("Hearsay") and KabanaSoft, LLC d/b/a Places Scout ("Places Scout"); statements regarding the expected effects and benefits of the new credit facility (the "BlackRock facility"), including our ability to effectively use the capital provided by the BlackRock facility to execute on our long-term strategy; and statements regarding our expectations related to the growth of our company, our market opportunity, product roadmap, cost saving and efficiency actions, and our industry, including search fragmentation trends and the impact of Yext Scout. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "can," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue," "hope," or

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the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.
We have based the forward-looking statements contained in this letter and discussed on the call primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, our ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; our ability to successfully expand and compete in new geographies and industry verticals; our ability to integrate Hearsay's and Places Scout's businesses with ours; our ability to retain personnel necessary for the success of our acquisition and integration of Hearsay and Places Scout; the quality of our sales pipeline and our ability to convert leads; our ability to expand and scale our sales force; our ability to expand our service and application provider network; our ability to develop or acquire new product and platform offerings to expand our market opportunity; our ability to release new products and updates that are adopted by our customers; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; and the accuracy of the assumptions and estimates underlying our financial projections. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this letter. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov.
The forward-looking statements made in this letter relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date hereof or to conform such statements to actual results or revised expectations, except as required by law.
Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this letter and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses, acquisition-related costs, and amortization of acquired intangibles. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income (loss) per share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of shares using the treasury stock method or the if-converted method depending on the arrangement.

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Beginning in fiscal year 2026, we utilize a projected tax rate of 23.5% in our computation of the non-GAAP income tax provision, which was updated from 25% in fiscal year 2025. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense, acquisition-related costs, and amortization of acquired intangibles. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation and certain acquisition-related costs, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) benefit from (provision for) income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, and (6) acquisition-related costs. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We also present free cash flow, which is a non-GAAP measure defined as net cash provided by (used in) operating activities, less cash used for purchases of capital expenditures, inclusive of capitalized software development costs. Free cash flow margin is calculated as free cash flow divided by total revenue. We believe this is meaningful to investors because it is a measure of liquidity that provides useful information in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. We also discuss future free cash flow conversion rates, which we calculate as free cash flow divided by Adjusted EBITDA.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation and certain acquisition-related costs. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures

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because certain reconciling items such as stock-based compensation, certain acquisition-related costs, and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants, and certain purchase accounting adjustments including subsequent measurements, among others, and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
We have not reconciled our forward-looking Adjusted EBITDA to its most directly comparable GAAP financial measure of net income (loss). Information on which this reconciliation would be based on is not available without unreasonable efforts due to the uncertainty and inherent difficulty of predicting within a reasonable range, the timing, occurrence and financial impact of when such items may be recognized. In particular, Adjusted EBITDA excludes certain items including interest income (expense), net, provision for income taxes, depreciation and amortization, other income (expense), net, stock-based compensation expense, and acquisition-related costs.

Operating Metrics
This letter and the related conference call also include certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
Annual recurring revenue, or ARR, for Direct customers is defined as the annualized recurring amount of all contracts in our enterprise, mid-size and small business customer base as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. Contracts include portions of professional services contracts that are recurring in nature.
ARR for Third-party Reseller customers is defined as the annualized recurring amount of all contracts with Third-party Reseller customers as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. The calculation includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
Total ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
We calculate usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provides insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.

EXHIBIT 99.2
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based net retention rate until one year from the date on which the transaction closed. The cohorts of customers that we present dollar-based net retention rate for include direct, third-party reseller, and total customers. Direct customers include enterprise, mid-size and small business customers.
We also present dollar-based gross retention rate, which is a metric we use to assess our ability to retain our customers. We calculate dollar-based gross retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer contraction and churn, and excludes customer expansion. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based gross retention rate.

For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	April 30, 2025	January 31, 2025
Assets
Current assets:
Cash and cash equivalents	$114,994	$123,133
Restricted cash, current	17,021	9,671
Accounts receivable, net of allowances of $1,966 and $2,014, respectively	71,464	112,942
Prepaid expenses and other current assets	23,113	18,094
Costs to obtain revenue contracts, current	20,386	21,961
Total current assets	246,978	285,801
Property and equipment, net	37,871	39,689
Operating lease right-of-use assets	65,903	67,452
Restricted cash, non-current	—	5,850
Costs to obtain revenue contracts, non-current	10,185	11,145
Goodwill	110,667	96,782
Intangible assets, net	97,250	94,247
Other long term assets	3,502	9,112
Total assets	$572,356	$610,078
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$72,364	$70,022
Unearned revenue, current	210,695	229,144
Operating lease liabilities, current	18,869	18,604
Contingent consideration, current	25,313	26,944
Total current liabilities	327,241	344,714
Operating lease liabilities, non-current	73,902	76,809
Contingent consideration, non-current	21,787	18,056
Other long term liabilities	7,401	17,306
Total liabilities	430,331	456,885
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at April 30, 2025 and January 31, 2025; zero shares issued and outstanding at April 30, 2025 and January 31, 2025	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at April 30, 2025 and January 31, 2025; 153,957,539 and 153,017,243 shares issued at April 30, 2025 and January 31, 2025, respectively; 123,466,124 and 126,999,461 shares outstanding at April 30, 2025 and January 31, 2025, respectively	154	153
Additional paid-in capital	1,009,084	996,477
Accumulated other comprehensive loss	(2,686)	(5,969)
Accumulated deficit	(706,350)	(707,120)
Treasury stock, at cost	(158,177)	(130,348)
Total stockholders’ equity	142,025	153,193
Total liabilities and stockholders’ equity	$572,356	$610,078

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except share and per share data)
(Unaudited)

	Three months ended April 30,
	2025	2024
Revenue	$109,483	$95,990
Cost of revenue	27,105	21,546
Gross profit	82,378	74,444
Operating expenses:
Sales and marketing	36,209	43,254
Research and development	21,896	17,059
General and administrative	23,155	19,557
Total operating expenses	81,260	79,870
Income (loss) from operations	1,118	(5,426)
Interest income	632	2,360
Interest expense	(642)	(392)
Other expense, net	(355)	(138)
Income (loss) from operations before income taxes	753	(3,596)
Benefit from (provision for) income taxes	17	(221)
Net income (loss)	$770	$(3,817)

Net income (loss) per share attributable to common stockholders, basic and diluted	$0.01	$(0.03)
Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders, basic	125,651,595	125,387,162
Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders, diluted	131,272,117	125,552,028

Other comprehensive income (loss) :
Foreign currency translation adjustment	$3,283	$(417)
Unrealized loss on marketable securities, net	—	(8)
Total comprehensive income (loss)	$4,053	$(4,242)

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended April 30,
	2025	2024
Operating activities:
Net income (loss)	$770	$(3,817)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	6,855	2,963
Bad debt expense	286	28
Stock-based compensation expense	12,659	12,065
Amortization of operating lease right-of-use assets	2,315	2,110
Adjustments to contingent consideration	1,800	—
Other, net	432	366
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions:
Accounts receivable	43,140	54,316
Prepaid expenses and other current assets	(4,985)	(660)
Costs to obtain revenue contracts	3,234	4,270
Other long term assets	5,863	80
Accounts payable, accrued expenses and other current liabilities	834	(4,028)
Unearned revenue	(21,688)	(26,697)
Operating lease liabilities	(3,509)	(2,847)
Other long term liabilities	(10,281)	160
Net cash provided by operating activities	37,725	38,309
Investing activities:
Capital expenditures	(562)	(647)
Cash paid in acquisitions, net of cash acquired	(18,801)	—
Net cash used in investing activities	(19,363)	(647)
Financing activities:
Proceeds from exercise of stock options	118	283
Repurchase of common stock	(27,635)	—
Payments for taxes related to net share settlement of stock-based compensation awards	(2,137)	(2,039)
Payments of deferred financing costs	(59)	(338)
Proceeds, net from employee stock purchase plan withholdings	690	920
Net cash used in financing activities	(29,023)	(1,174)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,022	(558)
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,639)	35,930
Cash, cash equivalents and restricted cash at beginning of period	138,654	210,184
Cash, cash equivalents and restricted cash at end of period	$132,015	$246,114
Supplemental reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:

	Three months ended April 30,
(in thousands)	2025	2024
Cash and cash equivalents	$114,994	$246,114
Restricted cash, current and non-current	17,021	—
Total cash, cash equivalents and restricted cash	$132,015	$246,114

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2025	2024
GAAP net income (loss) to Adjusted EBITDA:
GAAP net income (loss)	$770	$(3,817)
Interest expense (income), net	10	(1,968)
(Benefit from) provision for income taxes	(17)	221
Depreciation and amortization	6,855	2,963
Other expense (income), net	355	138
Stock-based compensation expense	12,659	12,065
Acquisition-related costs	4,048	—
Adjusted EBITDA	$24,680	$9,602

GAAP net income (loss) as a percentage of revenue	0.7%	(4.0)%
Adjusted EBITDA margin	22.5%	10.0%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2025	2024
Cost of revenue
GAAP cost of revenue	$27,105	$21,546
Less: Stock-based compensation expense	(671)	(688)
Less: Acquisition-related costs	(527)	—
Less: Amortization of acquired intangibles	(2,447)	—
Non-GAAP cost of revenue	$23,460	$20,858
GAAP cost of revenue as a % of revenue	25%	22%
Non-GAAP cost of revenue as a % of revenue	21%	22%

Sales and marketing
GAAP sales and marketing	$36,209	$43,254
Less: Stock-based compensation expense	(2,411)	(2,751)
Less: Acquisition-related costs	(497)	—
Less: Amortization of acquired intangibles	(1,694)	—
Non-GAAP sales and marketing	$31,607	$40,503
GAAP sales and marketing as a % of revenue	33%	45%
Non-GAAP sales and marketing as a % of revenue	29%	42%

Research and development
GAAP research and development	$21,896	$17,059
Less: Stock-based compensation expense	(3,134)	(2,783)
Less: Acquisition-related costs	(688)	—
Non-GAAP research and development	$18,074	$14,276
GAAP research and development as a % of revenue	20%	18%
Non-GAAP research and development as a % of revenue	17%	15%

General and administrative
GAAP general and administrative	$23,155	$19,557
Less: Stock-based compensation expense	(6,443)	(5,843)
Less: Acquisition-related costs	(2,336)	—
Non-GAAP general and administrative	$14,376	$13,714
GAAP general and administrative as a % of revenue	21%	20%
Non-GAAP general and administrative as a % of revenue	13%	14%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2025	2024
Gross profit
GAAP gross profit	$82,378	$74,444
Plus: Stock-based compensation expense	671	688
Plus: Acquisition-related costs	527	—
Plus: Amortization of acquired intangibles	2,447	—
Non-GAAP gross profit	$86,023	$75,132
GAAP gross margin	75.2%	77.6%
Non-GAAP gross margin	78.6%	78.3%

Operating expenses
GAAP operating expenses	$81,260	$79,870
Less: Stock-based compensation expense	(11,988)	(11,377)
Less: Acquisition-related costs	(3,521)	—
Less: Amortization of acquired intangibles	(1,694)	—
Non-GAAP operating expenses	$64,057	$68,493
GAAP operating expenses as a percentage of revenue	74%	83%
Non-GAAP operating expenses as a percentage of revenue	59%	71%

Income/Loss from operations
GAAP income (loss) from operations	$1,118	$(5,426)
Plus: Stock-based compensation expense	12,659	12,065
Plus: Acquisition-related costs	4,048	—
Plus: Amortization of acquired intangibles	4,141	—
Non-GAAP income from operations	$21,966	$6,639
GAAP operating margin	1%	(6)%
Non-GAAP operating margin	20%	7%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended April 30,
	2025	2024
GAAP net income (loss)	$770	$(3,817)
Plus: Stock-based compensation expense	12,659	12,065
Plus: Acquisition-related costs	4,048	—
Plus: Amortization of acquired intangibles	4,141	—
Less: Tax adjustment(1)	(5,093)	(1,896)
Non-GAAP net income	$16,525	$6,352
GAAP net income (loss) as a percentage of revenue	0.7%	(4.0)%
Non-GAAP net income as a percentage of revenue	15.1%	6.6%

GAAP net income (loss) per share attributable to common stockholders, basic	$0.01	$(0.03)
Non-GAAP net income per share attributable to common stockholders, basic	$0.13	$0.05

GAAP net income (loss) per share attributable to common stockholders, diluted	$0.01	$(0.03)
Non-GAAP net income per share attributable to common stockholders, diluted	$0.12	$0.05

Weighted-average number of shares used in computing GAAP net income (loss) per share attributable to common stockholders
Basic	125,651,595	125,387,162
Diluted	131,272,117	125,387,162
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	125,651,595	125,387,162
Diluted(2)	133,407,752	126,451,154

(1) For fiscal year 2026 we utilize a projected tax rate of 23.5% in our computation of the non-GAAP income tax provision.
(2) For the three months ended April 30, 2025, includes the dilutive effect of the earnout arrangement.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
Constant Currency Revenue	2025	2024	Growth Rates
Revenue (GAAP)	$109,483	$95,990	14%
Effects of foreign currency rate fluctuations	(533)
Revenue on a constant currency basis (Non-GAAP)	$108,950		14%

	Three months ended April 30,
Free Cash Flow	2025	2024
Net cash provided by operating activities	$37,725	$38,309
Less: Capital expenditures inclusive of capitalized software development costs	(562)	(647)
Free cash flow	$37,163	$37,662
Operating cash flow margin	34%	40%
Free cash flow margin	34%	39%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)
The following tables provides our ARR for the periods presented:

	April 30,		Variance
	2025	2024	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$371,851	$312,060	$59,791	19%
Third-Party Reseller Customers	74,618	75,218	(600)	(1)%
Total Annual Recurring Revenue	$446,469	$387,278	$59,191	15%

	Apr. 30, 2025	Jan. 31, 2025	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024
Annual Recurring Revenue Trend
Direct Customers	$371,851	$368,201	$374,502	$313,392	$312,060
Third-Party Reseller Customers	74,618	74,461	74,147	73,904	75,218
Total Annual Recurring Revenue	$446,469	$442,662	$448,649	$387,296	$387,278

The following table provides our dollar-based net retention rate for the periods presented:

	Apr. 30, 2025	Jan. 31, 2025	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024
Dollar-Based Net Retention Rate
Direct Customers	95%	92%	91%	91%	91%
Third-Party Reseller Customers	96%	95%	94%	93%	92%
Total Customers	95%	93%	92%	91%	91%

The following table provides our dollar-based gross retention rate for the periods presented:

	Apr. 30, 2025	Jan. 31, 2025	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024
Dollar-Based Gross Retention Rate
Direct Customers	87%	86%	83%	83%	83%
Third-Party Reseller Customers	88%	87%	87%	88%	86%
Total Customers	87%	86%	84%	84%	83%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
1Q FY26 Earnings Q&A Summary

First Quarter Performance
Q1: What were the drivers of your Q1 ARR and Revenue growth?
A1: The sequential increase in ARR from Q4 FY25 to Q1 FY26 was primarily driven by favorable foreign currency exchange rates, most notably GBP strengthening from 1.24 to 1.34, which contributed approximately $6.4 million to reported ARR and $0.6 million to revenue. Compared to the prior year period, ARR and revenue growth were fueled by the acquisition of Hearsay Systems as well as favorable foreign currency exchange rates. These combined factors resulted in year-over-year increases of 15% in ARR and 14% in revenue. Direct ARR rose 19% year-over-year, and our dollar-based net retention rate improved to 95%, underscoring strong platform stickiness and deepening customer engagement. Sales execution also improved, with teams leveraging data-driven insights to enable more strategic and higher-impact customer interactions.

Q2: How sustainable is the improvement in operating leverage and profitability?
A2: Our improvement in profitability is driven by increased operational efficiency, disciplined investment in sales and marketing, and higher engagement across multi-product customers. As top-line growth accelerates and gross margins remain strong, we believe the company is positioned to maintain healthy Adjusted EBITDA margins while still reinvesting in innovation. The underlying cost structure supports scalability, and the business is expected to continue leveraging its fixed cost base and optimizing go-to-market efforts. We believe that with continued progress toward balancing growth with margin discipline, the improvement can be sustained in future periods.

Q3: What are the drivers behind ARR in the Reseller channel, and how should investors view this segment going forward?
A3: The Reseller channel has been undergoing a shift from committed, contract-based pricing to a mix of committed and usage-based models. We are reporting committed and usage ARR, and that number is stable. This transition aligns with broader market trends favoring flexibility and performance-based pricing. We see a lot of growth potential across these key partnerships as we roll out Reseller-oriented solutions in the second half of the year. Interest in Scout has been very robust from our larger partners, and we believe it will be a great tool for them to grow their business through more effective prospecting and optimize their SMB base of customers at the individual location level.

Scout
Q4: What is the monetization plan and revenue potential for Yext Scout?
A4: Scout is currently in beta and has already driven strong early interest, with over 1,000 unpaid sign-ups and hundreds of customer conversations initiated from Scout-generated insights. On June 2, we expanded the beta to include an additional 37 customers and expect to continue to onboard more participants throughout the second quarter and remainder of the year. Early engagement has been particularly strong among enterprise brands across key verticals. Our monetization strategy includes both direct upsell opportunities and deep integration into our broader platform, enhancing the value of Listings, Reviews, Pages, and Social. Scout is designed to serve as both a diagnostic and activation engine, surfacing performance insights and enabling customers to take immediate, data-driven action across their digital presence. Given its strategic differentiation and ability to demonstrate product value at the location level, we believe Scout can be a multi-year organic growth driver and can improve both ARR and retention metrics over time.

Q5: How differentiated is Scout versus traditional SEO and AIO competitive intelligence tools?
A5:Scout distinguishes itself by offering a unified view of performance across both traditional and AI-driven search environments, including platforms like Google, ChatGPT, and other generative engines. Its strength lies in delivering hyper-local visibility insights, real-time competitive benchmarking, and actionable recommendations at the business-location level. It can integrate seamlessly into a multi-product environment, allowing users to diagnose performance gaps and immediately activate solutions within the broader platform. We believe that this combination of AI intelligence, geographic granularity, and prescriptive insights positions Scout well beyond conventional rank tracking tools.

EXHIBIT 99.2
1Q FY26 Earnings Q&A Summary

Financial Outlook and Capital Allocation
Q6: What is your path to achieving and sustaining the Rule of 40 metric?
A6: We are making strong progress towards the Rule of 40 metric, driven by a combination of improving profitability and disciplined top-line growth. In the near term, we expect Adjusted EBITDA margins to remain consistent with recent improvements as operating leverage improves and efficiency gains continue across sales, marketing, and product development. However, continued revenue growth will face tougher year-over-year comparisons beginning in Q3, when the impact of the Hearsay Systems acquisition is included for a full year. While this will moderate reported growth rates, the underlying drivers of organic expansion—such as increased multi-product adoption, improved net retention, and early traction from Scout—are expected to continue gaining momentum. The business remains focused on sustaining a balance of growth and profitability, and we hope that the long-term trajectory remains aligned with achieving and maintaining Rule of 40 performance.

Q7: What impact will the $200 million BlackRock debt facility have on capital allocation priorities?
A7: The capital from this facility provides enhanced strategic flexibility without shareholder dilution. It enables us to support our growth initiatives and pursue strategic acquisitions. We intend to deploy this capital in a balanced and disciplined way, prioritizing high-return initiatives aligned with its long-term growth strategy. With a strong balance sheet already in place, this financing bolsters optionality without introducing undue risk.

Q8: Will you continue your pace of share repurchase activity?
A8: We intend to continue repurchasing our stock at attractive valuation levels. Our share buyback strategy reflects a high level of confidence in the long-term value of the business, the strength of our balance sheet, and our ability to generate consistent free cash flow. We believe the current share price represents an attractive opportunity to return capital to shareholders in a disciplined and accretive manner. With $54.2 million remaining under our existing authorization as of April 30, 2025, we expect to be active in the market while balancing ongoing investment in product innovation and strategic growth initiatives. We view repurchases as a key component of our broader capital allocation strategy, alongside maintaining financial flexibility and supporting durable value creation.